EXHIBIT 10.1

September 11, 2009

Peter H. Coors
Molson Coors Brewing Company
1225 17th Street, Suite 3200
Denver, Colorado 80202

  Re:
  Post-Termination Benefits

Dear Pete:

        This letter details changes made to certain retirement programs provided by Molson Coors Brewing Company for your benefit. Reference is made to the Amended Salary Continuation Agreement between Coors Brewing Company (as the successor corporation of the brewing and brewing-related businesses of Adolph Coors Company) and you dated July 1, 1991 (as subsequently amended, the "Agreement") and the Molson Coors Brewing Company Excess Benefit Plan, as restated effective June 30, 2008 (as subsequently amended, the "Excess Plan"). Pursuant to the amendment provisions of the Agreement and the Excess Plan, Coors Brewing Company and Molson Coors Brewing Company hereby propose to amend the Agreement and the Excess Plan, respectively, as follows, effective January 1, 2009:

        1      The initial balance of the account described in Paragraph 2 below shall be $7,500,000 and shall not increase thereafter, subject only to adjustment for notional interest as set forth in Paragraph 2, below. The initial balance represents the sum of the present values of your projected age 65 benefits under the Agreement and the Excess Plan determined as of January 1, 2009 reflecting the provisions of such plans on that date and based on a discount rate of 4% for periods prior to age 65, an interest rate of 3.5% and the GAM83 Mortality Table for periods after age 65 (for benefits under the Agreement), and an interest rate of 6.5% and the RP-2000 Mortality Table (with uni-sex rates projected to 2012, as would be applied if determining distributions pursuant to Code §417 of the Internal Revenue Code) for periods after age 65 (for benefits under the Excess Plan).

        2.     A bookkeeping account ("Account") shall be established on your behalf for the purpose of recording your Agreement Benefit and your Excess Plan Benefit as determined above. On January 1, 2010 and each January 1 thereafter, the existing balance shall be credited, with respect to the calendar year just ended, with notional interest at the rate of 4%; provided, that in the case of a distribution of the Agreement Benefit or the Excess Benefit during a calendar year, such distribution shall include an amount equal to the interest not yet credited with respect to the portion of the calendar year preceding the date of distribution. The Agreement Benefit and the Excess Plan Benefit shall continue to be adjusted in accordance with this Paragraph 2, for so long as amounts remain credited to the Account.

        3.     This letter may be amended, altered or revoked only by written instrument executed by you and Molson Coors Brewing Company (with respect to the Excess Plan Benefit) and Coors Brewing Company (with respect to the Agreement Benefit).

        Except as provided in this letter, the terms of the Agreement and the Excess Plan shall continue in full force and effect. For the avoidance of doubt, nothing herein shall effect the time and form of payment of the Agreement Benefit and the Excess Plan Benefit, which shall continue to be governed by the terms of the Agreement (including your irrevocable election on December 19, 1991 to receive payment of your benefits under such Agreement in a cash lump sum to be paid within 30 days after Retirement) and the Excess Plan as in effect [on the Determination Date].

        The benefit amounts payable to you under the Agreement and the Excess Plan, as amended by this letter, remain the unfunded general obligations of Coors Brewing Company and Molson Coors Brewing Company, respectively. Nothing contained in this letter shall be deemed to create any fiduciary relationship between you and Coors Brewing Company or you and Molson Coors Brewing Company. The Agreement and the Excess Plan, as amended by this letter, constitute a mere promise by Coors Brewing Company and Molson Coors Brewing Company, respectively, to make benefit payments in the future. To the extent that you acquire a right to receive benefits under Agreement and the Excess Plan, as amended by this letter, such right shall be no greater than the right of any unsecured general creditor of Coors Brewing Company and Molson Coors Brewing Company, respectively.

        If the foregoing proposed changes to the Agreement and the Excess Plan are acceptable to you, please so indicate in the space indicated below, whereupon the Agreement and the Excess Plan shall be so amended effective as of January 1, 2009.

COORS BREWING COMPANY
By:	/s/ SAMUEL D. WALKER Samuel D. Walker
MOLSON COORS BREWING COMPANY
By:	/s/ SAMUEL D. WALKER Samuel D. Walker

Agreed:
/s/ PETER H. COORS Peter H. Coors